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                                                                  EXHIBIT 3.1(b)

                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           SYNTA PHARMACEUTICALS CORP.
                         (Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware)

     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Synta Pharmaceuticals Corp.

     2. The Restated Certificate of Incorporation is hereby amended by striking Paragraph 4(c)(3)(c)(i) of the Restated Certificate of Incorporation and by replacing Paragraph 4(c)(3)(c)(i) with the following new Paragraph 4(c)(3)(c)(i):

          "(i) AUTOMATIC CONVERSION UPON PUBLIC OFFERING. Upon the closing of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Corporation's Common Stock (the "IPO"), each share of Series A Preferred shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Series A Base Liquidation Price plus all accrued but unpaid Series A Dividends thereon and any other dividends declared but unpaid thereon up to and including the date of conversion by
     (ii) the IPO Conversion Price (as defined below). The IPO Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon automatic conversion upon the closing of the IPO (the "IPO Conversion Price") shall equal the lesser of (A) the Conversion Price, determined as hereinafter provided, in effect at the time of such closing and (B) an amount equal to 66.6667% of the "offering price to public" of the shares of Common Stock sold in the IPO."

     3. Said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

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     In witness whereof, the Corporation has caused this Certificate of
Amendment to be signed by its duly authorized officer this 2nd day of February 2007.

                                           SYNTA PHARMACEUTICALS CORP.


                                           /s/ Safi R. Bahcall
                                           ---------------------------
                                           Safi R. Bahcall, Ph.D.
                                           President and Chief Executive Officer